As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASCENDIS PHARMA A/S

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Kingdom of Denmark	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Tuborg Boulevard 5

DK-2900 Hellerup, Denmark

+45 36 94 44 86

(Address and telephone number of Registrant’s principal executive offices)

Martin Auster, M.D.

Senior Vice President, Chief Business Officer

Ascendis Pharma, Inc.

394 University Avenue

Palo Alto, CA USA 94301

(Name, address and telephone number of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Mark V. Roeder, Esq.

Brian J. Cuneo, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

(650) 328-4600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered*	Amount to be Registered / Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee
Ordinary shares, DKK 1 nominal value per share	$250,000,000(3)	$25,175.00

*	The ordinary shares registered hereby may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-201695).
(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional ordinary shares of the Registrant as may hereafter be offered or issued by reason of any share dividend, share split, bonus issue, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding ordinary shares.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities sold by the Registrant from time to time pursuant to this registration statement exceed $250,000,000.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any U.S. state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 20, 2016

PROSPECTUS

$250,000,000

Ordinary Shares

(or American Depositary Shares representing Ordinary Shares)

We may offer and sell up to $250,000,000 in the aggregate of our ordinary shares (or ADSs representing such shares) from time to time in one or more offerings. This prospectus provides you with a general description of the ordinary shares (or ADSs representing such shares).

Each time we offer and sell ordinary shares (or ADSs representing such shares), we will provide a supplement to this prospectus that contains specific information about the offering as well as the amounts, prices and terms of the ordinary shares (or ADSs representing such shares). The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our ordinary shares (or ADSs representing such shares).

We may offer and sell ordinary shares (or ADSs representing such shares) described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the ordinary shares (or ADSs representing such shares), their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No ordinary shares (or ADSs representing such shares) may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such ordinary shares (or ADSs representing such shares).

The ADSs, representing our ordinary shares, are traded on The NASDAQ Global Select Market under the symbol “ASND”. On May 18, 2016, the last reported sale price for the ADSs on The NASDAQ Global Select Market was $14.15 per ADS.

INVESTING IN OUR ORDINARY SHARES (OR ADSS REPRESENTING SUCH SHARES) INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission, any U.S. state securities commission, the Danish Financial Supervisory Authority, nor any other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell ordinary shares (or ADSs representing such shares) from time to time and in one or more offerings up to a total dollar amount of $250,000,000 as described in this prospectus. Each time that we offer and sell such ordinary shares (or ADSs representing such shares), we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any ordinary shares (or ADSs representing such shares), you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus. We do not take any responsibility, and can make no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PRESENTATION OF FINANCIAL INFORMATION

We maintain our books and records in euros and report under International Financial Reporting Standards, as issued by the International Accounting Standards Board and as adopted by the European Union. None of the consolidated financial statements in this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

ABOUT THE COMPANY

We are a clinical stage biopharmaceutical company applying our TransCon technology to develop a pipeline of therapeutics with best-in-class profiles addressing unmet medical needs.

We commenced operations in December 2007 when we acquired Complex Biosystems GmbH, the company that invented the TransCon technology. Since we commenced operations in 2007, we have devoted substantially all of our efforts to developing our product candidates, including conducting preclinical studies and clinical trials and providing general and administrative support for these operations. We do not have any approved products and have never generated any revenue from product sales. Our principal executive offices are located at Tuborg Boulevard 5, DK-2900 Hellerup, Denmark, and our telephone number is +45 36 94 44 86. Our website address is www.ascendispharma.com. The information on, or that can be accessed through, our website is not, and should not be deemed to be, part of this prospectus. We have included our website address as an inactive textual reference only. References in this prospectus to “we,” “us,” “our,” “our company,” “the company” or “Ascendis” refer to Ascendis Pharma A/S, and our consolidated subsidiaries unless otherwise specified. All share and per share data in this prospectus, including those relating to the warrants, gives retroactive effect to the bonus issue of shares in the ratio of 3:1 of the Company’s authorized, issued and outstanding shares, which was resolved on January 13, 2015.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of the ADSs that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than an aggregate of $1.0 billion in non-convertible debt during the prior three-year period.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus; our updates, if any, to those risk factors in our reports on Form 6-K; and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES

The ADS have been listed on The NASDAQ Global Select Market under the symbol “ASND” since January 28, 2015. Prior to that date, there was no public trading market for ADSs or our ordinary shares. Our initial public offering was priced at $18.00 per ADS on January 27, 2015. The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on The NASDAQ Global Select Market:

	Per ADS
	High	Low
Year Ended December 31,
2015 (from January 28, 2015 through December 31, 2015)	$23.81	$14.75
Quarter Ended
March 31, 2015 (from January 28, 2015 through March 31, 2015)	$21.97	$17.00
June 30, 2015	$20.93	$14.75
September 30, 2015	$23.81	$16.02
December 31, 2015	$18.98	$15.31
March 31, 2016	$19.05	$16.44
Month Ended
November 30, 2015	$18.98	$16.39
December 31, 2015	$18.97	$15.31
January 31, 2016	$20.16	$12.99
February 29, 2016	$19.07	$18.02
March 31, 2016	$18.95	$15.25
April 30, 2016	$19.05	$16.44
May 2016 (through May 18, 2016)	$17.32	$13.78

On May 18, 2016, the last reported sale price of the ADSs on The NASDAQ Global Select Market was $14.15 per share.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ordinary shares (or ADSs representing such shares) as set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association, the registration rights agreement entered into in December 2014 to which we and certain shareholders are parties, as amended, or the 2014 Registration Rights Agreement, the registration rights agreement entered into in December 2015 to which we and certain ADS holders are parties, or the 2015 Registration Rights Agreement, and relevant provisions of the Danish Companies Act. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association, the 2014 Registration Rights Agreement, the 2015 Registration Rights Agreement and Danish law in effect as of the date of this prospectus. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Danish Law and our articles of association, the 2014 Registration Rights Agreement and the 2015 Registration Rights Agreement, copies of which are incorporated by reference into this prospectus. Further, please note that ADS holders are not treated as our shareholders and do not have rights as a shareholder. For more information regarding the rights of ADS holders, see “Description of American Depositary Shares” below.

General

Our company was incorporated on September 21, 2006 as a private limited liability company (in Danish: anpartsselskab) under Danish law and is registered with the Danish Business Authority (in Danish: Erhvervsstyrelsen) in Copenhagen, Denmark under registration number 29918791. On December 17, 2007, our company was converted into a public limited liability company (in Danish: aktieselskab). Our company’s headquarters and registered office is Tuborg Boulevard 5, DK-2900 Hellerup, Denmark.

Development of the Share Capital

As of March 31, 2016, our registered, authorized, fully paid, issued and outstanding share capital was 25,128,242 ordinary shares. As of April 30, 2016, our registered, authorized, fully paid, issued and outstanding share capital was 25,162,873 ordinary shares. The development of our share capital since our inception is set forth in the table below.

Date	Transaction	Share Capital After Transaction (in DKK)	Share Class after the Increase	Price Per Share
September 2006	Formation	500,000		€0.0350
November 2007	Cash contribution	638,740	638,740 ordinary A shares	€0.0350
December 2007	Cash contribution Contribution in kind	6,070,032	1,293,700 ordinary A shares 1,099,932 preference B shares 3,676,400 preference C shares	€2.6483
December 2008	Cash contribution	9,090,908	1,293,700 ordinary A shares 1,099,932 preference B shares 6,697,276 preference C shares	€2.6483
June 2010	Debt conversion	10,105,560	1,293,700 ordinary A shares 1,099,932 preference B shares 7,711,928 preference C shares	€2.6483
May 2011	Debt conversion	10,801,948	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares	€7.9962
November 2014	Cash contribution	16,935,780	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares 6,133,832 preference D shares	€8.0602
February 2015	Cash contribution	23,835,780	23,835,780 ordinary shares	$18.00
May/June 2015	Cash contribution	24,196,826	24,196,826 ordinary shares	€3.16	*
August/September 2015	Cash contribution	25,128,242	25,128,242 ordinary shares	€3.34	*
April/May 2016	Cash contribution	25,193,221	25,193,221 ordinary shares	€7.86	*

*	Based on a weighted-average price per share from warrant exercises.

Authorizations to Our Board of Directors

As of the date of this prospectus, our board of directors is authorized to increase the share capital as follows:

•	Our board of directors is authorized to increase our share capital (i) by up to 15,000,000 shares without pre-emptive subscription rights for existing shareholders in connection with cash contributions, debt conversion and contributions in kind, provided, however, that the capital increases are carried out at market value and (ii) by up to 15,000,000 shares, with pre-emptive subscription rights for existing shareholders in connection with cash contributions. In any event, the aggregate capital increases that our board of directors may decide upon pursuant to these two authorizations cannot exceed 25,000,000 shares.

•	Our board of directors is authorized to issue an additional 3,756,092 warrants and to increase our share capital by up to 3,756,092 shares without pre-emptive subscription rights for existing shareholders in connection with the exercise, if any, of said warrants and to determine the terms and conditions thereof. Our board of directors cannot issue warrants pursuant to this authorization to the extent that already issued and still outstanding warrants under this authorization amount to 20% or more of our share capital.

•	Our board of directors is, without pre-emptive rights for the existing shareholders, authorized to obtain loans against issuance of convertible bonds which confer the right to subscribe up to 5,000,000 shares. The convertible bonds shall be offered at a subscription price and a conversion price that correspond in aggregate to at least the market price of the shares at the time of the decision of our board of directors. The loans shall be paid in cash and our board of directors shall determine the terms and conditions for the convertible bonds.

The above authorizations are valid until December 31, 2019. If our board of directors exercises its authorizations in full, and all warrants and convertible debt instruments are exercised fully (not including already issued warrants), then our share capital will amount to 58,949,313 shares consisting of 58,949,313 shares with a nominal value of DKK 1 each.

At the extraordinary general meeting held on January 23, 2015, our shareholders authorized our board of directors to allow us to acquire up to 1,000,000 shares of our share capital as treasury shares at a price corresponding to +/-10% of the listed share price at the time of the acquisition. The authorization is valid until December 31, 2019. The authorization can be used to purchase treasury shares directly and/or to acquire ADSs. As of the date of this prospectus, we have not used this authorization.

Our Shares

The ADSs are listed on The NASDAQ Global Select Market under the symbol “ASND.”

Our Warrants

We have established warrant incentive programs for members of our board of directors, our senior management, other employees, consultants and advisors.

As of March 31, 2016, there were outstanding 2,790,859 warrants to subscribe for our ordinary shares. Each warrant confers the right to subscribe for one ordinary share. Our warrants have previously been granted, on the dates, and with exercise prices as set forth below:

Grant Date	Vesting Period	Expiration Date	Exercise Price	Warrants Previously Granted	Outstanding Warrants Vested or Subject to Future Vesting
September 10, 2008	24 - 36 months	September 15, 2015	€2.6483	623,880	—
March 19, 2009	24 - 36 months	September 15, 2015	€2.6483	331,020	—
December 9, 2009	36 months	September 15, 2015	€2.6483	170,908	—
December 13, 2011	36 months	September 15, 2015	€7.9962	58,000	—
October 8, 2012	36 months	September 15, 2015	€7.9962	66,000	—
December 3, 2012	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	690,604	663,938
March 19, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,400	15,567
June 27, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	87,488	87,488
September 24, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	56,000	22,294
December 5, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	12,000	12,000
January 16, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	132,592	56,413
March 6, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,000	28,000
June 19, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	168,008	168,008
November 26, 2014	48 months	21 days following our interim report (nine-month report) in 2023	€6.4775	566,504	537,212
December 18, 2015	48 months	December 18, 2025	$16.99	1,022,908	1,021,439
March 15, 2016	48 months	March 15, 2026	$18.14	178,500	178,500

On September 26, 2014, 19,580 of the warrants included in the table above under the heading “Warrants Previously Granted” were cancelled by our board of directors because these warrants were held by individuals who no longer performed services for us. Further, 115,743 of the warrants included in the table above under the heading “Warrants Previously Granted” are unvested and held by individuals who are no longer performing services for the Company and therefore the Company does not believe such warrants will vest. Also, 2,168 of the warrants included in the table above under the heading “Warrants Previously Granted” have expired without being exercised. Finally, 1,292,462 of the warrants included in the table above under the heading “Warrants Previously Granted” have been exercised and are no longer outstanding. As of March 31, 2016 the weighted-average subscription price per share per outstanding warrant is approximately €11.05, or $12.58 (based on the exchange rate reported by the European Central Bank on March 31, 2016).

Vesting Principles Generally

All warrants have been issued by the general meeting or by our board of directors pursuant to valid authorizations in our articles of association and the terms and conditions have, in accordance with the Danish Companies Act, been incorporated in our articles of association. The description below merely contains a summary of the applicable terms and conditions and does not purport to be complete. Warrants issued vest, in general, at a rate of 1/24th or 1/48th per month from the date of grant. Moreover, all warrants may vest fully in accordance with their terms in the event that we are merged as the discontinuing company or demerged or if more than 50% of our share capital is sold or is part of a share swap. The warrants issued are subject to certain restrictions on exercise as further described below.

Vesting Principles for the Senior Management and Employees

Generally, warrants cease to vest upon termination of the warrantholder’s employment relationship with us in the event that (i) a warrantholder resigns without this being due to our breach of the employment contract or (ii) we terminate the employment relationship with cause. In the event that (i) the warrantholder resigns due to our breach of the employment contract or (ii) we terminate the employment relationship without cause, the warrants will continue to vest as they normally would have vested had the employee remained employed.

Vesting Principles for Board Members, Consultants and Advisors

Vesting of warrants issued to board members, consultants and advisors is conditional upon the warrantholder’s continuous service as a board member, consultant or advisor, respectively.

Exercise Principles

Generally, in the event that we terminate the employment, consultancy or board relationship with cause, the warrantholder will be entitled to exercise already vested warrants in the first exercise period after termination. If the first exercise period after termination falls within three months of the termination date, the warrantholder shall, additionally, be entitled to exercise in the following exercise period.

In the event that (i) the warrant holder terminates the employment, consultancy or board relationship for any reason or (ii) we terminate the employment, consultancy or board relationship without cause, the warrantholder may continue to exercise the warrants as if the service relationship had remained unchanged. However, pursuant to the terms of certain warrants, if the warrantholder is a board member or consultant, the exercise of warrants is generally conditional upon the service relationship continuing at the time of exercise unless the relationship ceases other than due to the warrantholder’s actions.

Exercise Periods

Vested warrants may be exercised during certain exercise periods each year. For 1,053,708 outstanding warrants, there are two annual exercise periods that continue for 21 days from and including the day after the publication of (i) the annual report notification—or if such notification is not published—the annual report and (ii) our interim report (six-month report). For these warrants, the last exercise period is 21 days from and including the day after the publication of our interim report for the first half of 2023. For 537,212 outstanding warrants granted in connection with our preference D financing, there are four annual exercise periods that continue for 21 days following the day of publication of (i) our interim report (three-month report); (ii) the annual report notification—or if such notification is not published—the annual report; (iii) our interim report (six-month report); and (iv) our interim report (nine-month report). For these warrants, the last exercise period is 21 days following the publication of our interim report (nine-month report) in 2023. For 1,199,939warrants granted on December 18, 2015 and March 15, 2016, there are four annual exercise periods; each exercise period begins two full trading days after the publication of the public release of our earnings data of a fiscal quarter and continues until the end of the second-to-last trading day in which quarter the relevant earnings release is published. The warrants granted in December 2015 expire on December 18, 2025 and the warrants granted in March 2016 expire on March 15, 2026.

In the event of liquidation, a merger, a demerger or a sale or share exchange of more than 50% of our share capital, the warrantholders may be granted an extraordinary exercise period immediately prior to the transaction in which warrants may be exercised.

Adjustments

Warrantholders are entitled to an adjustment of the number of warrants issued and/or the exercise price applicable in the event of certain corporate changes. Events giving rise to an adjustment include, among other things, increases or decreases to our share capital at a price below or above market value, respectively, the issuance of bonus shares, changes in the nominal value of each share, and payment of dividends in excess of 10% of the Company’s equity capital.

For the purpose of implementing the capital increases necessary in connection with the exercise of warrants, our board of directors has been authorized to increase our share capital by one or more issuances of shares with a total nominal value corresponding to the number of warrants issued upon cash payment of the exercise price without any pre-emptive subscription rights to existing shareholders.

Registration Rights

Under the 2014 Registration Rights Agreement, as of March 31, 2016, the owners of approximately 10.4 million of our ordinary shares (or ADSs representing such shares) or their transferees, have the right to require us to register their shares under the Securities Act of 1933, as amended, or the Securities Act, so that those shares or ADSs may be publicly resold, or to include their shares or ADSs in certain registration statements we file, in each case as described below.

Under the 2015 Registration Rights Agreement, once we are eligible to file a Registration Statement on Form F-3 we are required to timely register with the SEC 1.0 million ordinary shares underlying 1.0 million ADSs, or the Fidelity Shares, purchased by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub on December 14, 2015.

In accordance with our obligations under the 2015 Registration Rights Agreement and the 2014 Registration Rights Agreement, we filed a resale registration statement in February 2016 to register for resale the Fidelity Shares and ordinary shares owned by certain of the parties to the 2014 Registration Rights Agreement.

Unless our ordinary shares are listed on a national securities exchange or trading system and a market for our ordinary shares not held in the form of ADSs exists, any registrable securities sold pursuant to an exercise of the registration rights will be sold in the form of ADSs.

Form F-3 Registration Rights

Under the 2014 Registration Rights Agreement, as of March 31, 2016, the owners of approximately 10.4 million of our ordinary shares (or ADSs representing such shares) or their transferees, are entitled to certain Form F-3 registration rights. The holders of at least 25% of these shares can make a request that we register their ordinary shares on a registration statement on Form F-3 if we are eligible to file a registration statement on Form F-3 and if the aggregate price to the public of the shares or ADSs offered is at least $5.0 million (net of underwriting discounts and commissions and certain expenses). Additionally, we will not be required to effect a Form F-3 registration (i) during the period beginning 30 days prior to the filing and ending 90 days following the effectiveness of a company-initiated registration statement or (ii) more than twice within a twelve-month period.

In addition, the owners of the Fidelity Shares are entitled to registration of the Fidelity Shares on Form F-3 as described herein under the caption “Registration Rights.”

Piggyback Registration Rights

Under the 2014 Registration Rights Agreement, as of March 31, 2016, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the owners of approximately 10.4 million of our ordinary shares or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.

Expenses of Registration

Under the 2014 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the Form F-3 and piggyback registration rights described above, including the expenses of one counsel for the selling holders.

Under the 2015 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the registration rights described above, excluding, among other things, the expenses of counsel for Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub.

Expiration of Registration Rights

Under the 2014 Registration Rights Agreement, the Form F-3 and piggyback registration rights described above will expire, with respect to any particular shareholder, upon the earlier of a change in control event, five years after the consummation of our initial public offering or when that shareholder can sell all of its shares (or ADSs representing such shares) under Rule 144 or Regulation S of the Securities Act during any three-month period.

Under the 2015 Registration Rights Agreement, the registration rights described above will expire upon the earlier of a change of control event, the disposition of the Fidelity Shares or when the Fidelity Shares can be sold under Rule 144 or Regulation S of the Securities Act during any three-month period.

Owners’ Register

We are obligated to maintain an owners’ register (in Danish: ejerbog). The owners’ register is maintained by Computershare A/S (Company Registration (CVR) no. 27088899), our Danish share registrar and transfer agent. It is mandatory that the owners’ register is maintained within the European Union and that it is available to public authorities.

Pursuant to the Danish Companies Act, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, we file registrations with the Public Owners’ Register of the Danish Business Authority. Shareholders that exceed the ownership threshold must notify us and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon reaching thresholds of 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90%, and 100%.

Articles of Association and Danish Corporate Law

With respect to our articles of association, the following should be emphasized:

Objects Clause

Our corporate object, as set out in article 3 of our articles of association, is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares of companies with the same objects and to perform activities in natural connection with these objects.

Summary of Provisions Regarding the Board of Directors and the Executive Board

Pursuant to our articles of association, our board of directors shall be elected by our shareholders at the general meeting and shall be composed of not less than three and no more than 10 members. With respect to the duration of the term which our board members severally hold office, the board of directors is classified into two classes as nearly equal in number as possible. Such classes consist of one class of directors (“Class I”) who were elected at the annual general meeting held in 2015 for a term expiring at the annual general meeting to be held 2017; and a second class of directors (“Class II”) who were elected at the annual general meeting held in 2015 for a term expiring at the annual general meeting to be held in 2016. The shareholders shall increase or decrease the number of directors, in order to ensure that the two classes shall be as nearly equal in number as possible; provided, however, that no decrease shall have the effect of shortening the term of any other director. At each annual general meeting beginning in 2016, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the second year following the year of their election. Board members must retire from the board of directors at the annual general meeting following their 75th birthday. Board members are not required to own any shares of our share capital.

The board of directors shall appoint and employ an executive board consisting of one to five members to attend to our day-to-day management, and the board of directors shall determine the terms and conditions of the employment.

Voting Rights

Each shareholder is entitled to one vote for each share owned at the time of any general meeting. As compared with Danish citizens, there are no limitations under the articles of association or under Danish law on the rights of foreigners or non-Danish citizens to hold or vote our shares.

Dividend Rights

Our shareholders may at general meetings authorize the distribution of ordinary and extraordinary dividends. Our shareholders may not distribute dividends in excess of the recommendation from our board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward.

Our shareholders are eligible to receive any dividends declared and paid out. However, we have not to date declared or paid any dividends and we currently intend to retain all available financial resources and any earnings generated by our operations for use in the business and we do not anticipate paying any dividends in the foreseeable future. The payment of any dividends in the future will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects, applicable restrictions on the payment of dividends under Danish law and other factors that our board of directors may consider relevant.

See “Taxation” for a summary of certain tax consequences in respect of dividends or distributions to holders of our ordinary shares or the ADSs.

Pre-emptive Subscription Rights

Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. An increase in share capital can be resolved by the shareholders at a general meeting or by the board of directors pursuant to an authorization given by the shareholders. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations set forth above under the caption “Description of Share Capital—Authorizations to Our Board of Directors.”

Unless future issuances of new shares and/or pre-emptive rights are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Rights on Liquidation

Upon a liquidation or winding-up of our company, shareholders will be entitled to participate, in proportion to their respective shareholdings, in any surplus assets remaining after payment of our creditors.

Limitations on Holding of Shares

There are no limitations on the right to hold shares under the articles of association or Danish law.

Liability to Capital Calls by Us

Under our articles of association as well as the Danish Companies Act, our shareholders are not obligated to pay further amounts to us. All our shares are fully-paid.

Sinking Fund Provisions

There are no sinking fund provisions or similar obligations relating to our ordinary shares.

Disclosure Requirements

Pursuant to Section 55 of the Danish Companies Act, a shareholder is required to notify us when such shareholder’s stake represents 5% or more of the voting rights in our company or the nominal value accounts for 5% or more of the share capital, and when a change of a holding already notified entails that the limits of 5%, 10%, 15%, 20%, 25%, 50%, 90% or 100% and the limits of one-third and two-thirds of the share capital’s voting rights or nominal value are reached or are no longer reached. The notification shall be given within two weeks following the date when the limits are reached or are no longer reached.

The notification shall provide information about the full name, address or, in the case of undertakings, registered office, the number of shares and their nominal value and share classes as well as information about the basis on which the calculation of the holdings has been made. In the event that the shareholder is a non-resident company or citizen of Denmark, the notification shall include documentation, which clearly identifies the owner. The company shall cause the notification to be entered in the owners’ register.

General Meetings

The general meeting of shareholders is the highest authority in all matters, subject to the limitations provided by Danish law and the articles of association. The annual general meeting shall be held in the Greater Copenhagen area not later than the end of May in each year.

At the annual general meeting, the audited annual report is submitted for approval, together with the proposed appropriations of profit/treatment of loss, the election of the board of directors and election of our auditors. In addition, the board of directors reports on our activities during the past year.

General meetings are convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice by letter, fax or by e-mail. A convening notice will also be forwarded to shareholders recorded in our owners’ register, who have requested such notification and by publication in the Danish Business Authority’s computerized information system and on the company’s website.

At the latest, two weeks before a general meeting (inclusive of the day of the general meeting), we shall make the following information and documents available on our webpage:

•	the convening notice,

•	the documents that shall be presented at the general meeting, and

•	the agenda and the complete proposals.

Shareholders are entitled to attend general meetings, either in person or by proxy. A shareholder’s right to attend general meetings and to vote at general meetings is determined on the basis of the shares that the shareholder holds on the registration date. The registration date shall be one week before the general meeting is held. The shares which the individual shareholder holds are calculated on the registration date on the basis of the registration of ownership in the owners’ register as well as notifications concerning ownership which the Company has received with a view to update the ownership in the owners’ register. In addition, any shareholder who is entitled to attend a general meeting and who wishes to attend must have requested an admission card from us no later than three days in advance of the general meeting.

Any shareholder is entitled to submit proposals to be discussed at the general meetings. However, proposals by the shareholders to be considered at the annual general meeting must be submitted in writing to the board of directors not later than six weeks before the annual general meeting.

Extraordinary general meetings must be held upon resolution of a general meeting to hold such a meeting or upon request of the board of directors, our auditors or shareholders representing at least 1/20 of the registered share capital or such lower percentage as our articles of association may provide. Our articles of association do not state such lower percentage.

Holders of ADSs are not entitled to directly receive notices or other materials or to attend or vote at general meetings.

Resolutions in General Meetings

Resolutions made by the general meeting generally may be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and our articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose or increase any obligations of the shareholders towards the company require unanimity.

Quorum Requirements

There are no quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Squeeze Out

According to Section 70 of the Danish Companies Act, shares in a company may be redeemed in full or in part by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in the company. Furthermore, according to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder holding more than nine-tenths of the shares and the corresponding voting rights to redeem the minority shareholder’s shares.

Danish Rules Intended to Prevent Market Abuse

Chapter 10 of the Danish Securities Trading Act, which is intended to prevent market abuse, such as insider trading, tipping and market manipulation, will apply to us and dealings concerning our ordinary shares and ADSs. Pursuant to said Chapter 10, we have adopted an internal code on inside information in respect of the holding of and carrying out of transactions by our board of directors and executive officers and employees in our shares or ADSs or in financial instruments the value of which is determined by the value of our ordinary shares or ADSs. Furthermore, we drew up a list of those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the rules on insider trading and market manipulation, including the sanctions which can be imposed in the event of a violation of those rules. As of July 3, 2016, EU Regulation No 596/2014 on market abuse, will enter into force, and Part 10 of the Danish Securities Trading Act will likely be repealed, and replaced by the provisions found in EU Regulation No 596/2014.

Limitation on Liability

Under Danish law, members of the board of directors or senior management may be held liable for damages in the event that loss is caused due to their negligence. They may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the articles of association and Danish law.

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our senior management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of our senior management from liability to us; however, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, we intend to enter, or have entered, into agreements with our board members and members of our senior management, pursuant to which, subject to limited exceptions, we will agree, or have agreed, to indemnify such board members and members of senior management from civil liability, including (i) any damages or fines payable by them as a result of an act or failure to act in the exercise of their duties currently or previously performed by them; (ii) any reasonable costs of conducting a defense against a claim; and (iii) any reasonable costs of appearing in other legal proceedings in which such individuals are involved as current or former board members or members of senior management.

There is a risk that such agreement will be deemed void under Danish law, either because the agreement is deemed contrary to the rules on discharge of liability in the Danish Companies Act, as set forth above, because the agreement is deemed contrary to sections 19 and 23 of the Danish Act on Damages, which contain mandatory provisions on recourse claims between an employee (including members of our senior management) and us, or because the agreement is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, we provide our board members and senior management with directors’ and officers’ liability insurance.

Comparison of Danish Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly traded companies in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that ADS holders will not be treated as our shareholders and will not have any shareholder rights.

Duties of Board Members

Denmark. Public limited liability companies in Denmark are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with an executive board/management being responsible for the day-to-day operations. Each board member and member of the executive board/management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Danish law, the members of the board of directors and executive management of a limited liability company are liable for losses caused by negligence whether shareholders, creditors or the company itself suffers such losses. They may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Danish courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Terms of the Members of Our Board of Directors

Denmark. Under Danish law, the members of the board of directors of a limited liability company are generally appointed for an individual term of one year. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders for a term of two years and are divided into two classes. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting.

At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes, of relatively equal size, with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Board Member Vacancies

Denmark. Under Danish law, in the event of a vacancy, new board members are elected by the shareholders in a general meeting. Thus, a general meeting will have to be convened to fill a vacancy on the board of directors. However, the board of directors may choose to wait to fill vacancies until the next annual general meeting of the company, provided that the number of the remaining board members is more than two. It is only a statutory requirement to convene a general meeting to fill vacancies if the number of remaining members on the board is less than three.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

Denmark. Under Danish law, board members may not take part in any matter or decision-making that involves a subject or transaction in relation to which the board member has a conflict of interest with us.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy Voting by Board Members

Denmark. In the event that a board member in a Danish limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. Unless the board of directors has decided otherwise, or as otherwise is set out in the articles of association, the board member in question may grant a power of attorney to another board member, provided that this is considered safe considering the agenda in question.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder Rights

Notice of Meeting

Denmark. According to the Danish Companies Act, general meetings in limited liability companies shall be convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice as set forth in the articles of association. A convening notice shall also be forwarded to shareholders recorded in our owners’ register, who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Voting Rights

Denmark. Each ordinary share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of ordinary shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than ten days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark. According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders representing at least 1/20th of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is forwarded, the board of directors shall convene the general meeting within two weeks thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are forwarded at the latest six weeks prior thereto. In the event that the proposal is received at a later date, the board of directors will decide whether the proposal has been forwarded in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, it is permissible for shareholders to take action and pass resolutions by written consent in the event of unanimity; however, this will normally not be the case in listed companies and for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemptions rights according to the Danish Companies Act.

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital may, according to Section 70 of the same act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the Danish Companies Act, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such company may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of its own capital provided that the board of directors has been authorized thereto by the shareholders acting in a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Shares may generally only be acquired using distributable reserves.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover Provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights, (ii) specific requirements to register the shares named in the company’s owners register and (iii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Inspection of Books and Records

Denmark. According to Section 150 of the Danish Companies Act, a shareholder may request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with simple majority, one or more investigators are elected. If the proposal is not approved by simple majority but 25% of the share capital votes in favor, then the shareholder can request the court to appoint an investigator.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-emptive Rights

Denmark. Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Description of Share Capital.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. The shareholders may not distribute dividends in excess of the recommendation from the board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determine whether it will be sufficient to use the balance sheet from the annual report or if an interim balance sheet for the period from the annual report period until the interim dividend payment shall be prepared. If interim dividends are paid out later than six months following the financial year for the latest annual report, an interim balance sheet showing that there are sufficient funds shall always be prepared.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Shareholder Vote on Certain Reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the represented share capital. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to Governing Documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the ADSs is The Bank of New York Mellon.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers the American Depositary Shares, also referred to as ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon, London Branch, or any successor, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

ADS holders are not treated as shareholders and do not have shareholder rights. Danish law governs shareholder rights. The depositary is the holder of the ordinary shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly and indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADS. For directions on how to obtain copies of those documents, see the section of this prospectus titled “Where You Can Find Additional Information; Incorporation by Reference.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. As an ADS holder, you will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible and lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See “Taxation” for a summary of certain tax consequences in respect of dividends or distributions to holders of ADSs. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you. As a condition of making a distribution election available to ADS holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares, or at all.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash distributions. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to you anything else we distribute to holders of deposited securities by any means it determines is equitable and practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer and deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person designated by you at the office of the custodian or through a book-entry delivery. Alternatively, at your request, risk and expense, the depositary will transfer and deliver the deposited securities at its corporate trust office, if feasible.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of whole deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of Denmark and our Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders.

The depositary will only vote or attempt to vote as you instruct or as described above. If we ask the depositary to solicit the ADS holders’ instructions to vote and an ADS holder fails to instruct the depositary as to the manner in which to vote by the specified date, such ADS holder will be deemed to have given a discretionary proxy to a person designated by us to vote the number of deposited securities represented by its ADSs, unless we notify the depositary that we do not wish to receive a discretionary proxy, there is substantial shareholder opposition to the particular question, or the particular question would have an adverse impact on our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting far enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issue of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$0.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in your name to reflect the sale and pay you any net proceeds, or send you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the ordinary shares that are not distributed to you	The depositary may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our ligations under the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder, to the fullest extent permitted by applicable law, waive the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary.

The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of prerelease to 30% of the number of deposited shares, although the depositary may disregard this limit from time to time if it determines it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

TAXATION

Danish Tax Considerations

The following discussion describes the material Danish tax consequences under present law of an investment in the ADSs (representing our ordinary shares). The summary is for general information only and does not purport to constitute exhaustive tax or legal advice. It is specifically noted that the summary does not address all possible tax consequences relating to an investment in the ADSs. The summary is based solely on the tax laws of Denmark in effect on the date of this prospectus. Danish tax laws may be subject to change, possibly with retroactive effect.

The summary does not cover investors to whom special tax rules apply, and, therefore, may not be relevant, for example, to investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors with tax liability on return on pension investments. The summary does not cover taxation of individuals and companies who carry on a business of purchasing and selling shares. The summary only sets out the tax position of the direct owners of the ADSs and further assumes that the direct investors are the beneficial owners of the ADSs and any dividends thereon. Sales are assumed to be sales to a third party.

Potential investors in the ADSs are advised to consult their tax advisors regarding the applicable tax consequences of acquiring, holding and disposing of the ADSs based on their particular circumstances.

Investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances as such consequences may differ significantly from those described herein.

Taxation of Danish Tax Resident Holders of the ADSs

When considering the taxation of Danish tax resident holders of the ADSs (companies and individuals), it is assumed that for tax purposes Danish tax resident holders of the ADSs should be treated as holders of unlisted shares in the company. It is currently not clear under the Danish tax legislation or case law how the listed ADSs are to be treated for tax purposes. For the purpose of the below comments, it is assumed that the ADSs listed in the U.S. should be treated as non-listed shares as the company’s ordinary shares are not admitted to trading on a regulated market.

Sale of the ADSs (Individuals)

Gains from the sale of shares are taxed as share income at a rate of 27% on the first DKK 50,600 (for cohabiting spouses, a total of DKK 101,200) and at a rate of 42% on share income exceeding DKK 50,600 (for cohabiting spouses over DKK 101,200). Such amounts are subject to annual adjustments and include all share income (i.e., all capital gains and dividends derived by the individual or cohabiting spouses, respectively).

Gains and losses on the sale of shares are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the average method as a proportionate part of the aggregate purchase price for all the shareholder’s shares in the company.

Losses on non-listed shares may be offset against other share income, (i.e., received dividends and capital gains on the sale of shares). Unused losses will automatically be offset against a cohabiting spouse’s share income. In case the share income becomes negative, a negative tax on the share income will be calculated and offset against the individual’s other final taxes. Unused negative tax on share income will be offset against a cohabiting spouse’s final taxes. If the negative tax on share income cannot be offset against a cohabiting spouse’s final taxes, the negative tax can be carried forward indefinitely and offset against future year’s taxes.

Sale of the ADSs (Companies)

For the purpose of taxation of sales of shares made by shareholders (Companies), a distinction is made between Subsidiary Shares, Group Shares, Tax-Exempt Portfolio Shares and Taxable Portfolio Shares (note that the ownership threshold described below is applied on the basis of the number of all shares issued by the company, and not on the basis of the number of the ADSs issued):

“Subsidiary Shares” is generally defined as shares owned by a shareholder holding at least 10% of the nominal share capital of the issuing company.

“Group Shares” is generally defined as shares in a company in which the shareholder of the company and the issuing company are subject to Danish joint taxation or fulfill the requirements for international joint taxation under Danish law (i.e., the company is controlled by the shareholder).

“Tax-Exempt Portfolio Shares” is defined as shares not admitted to trading on a regulated market owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.

“Taxable Portfolio Shares” is defined as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares.

Gains or losses on disposal of Subsidiary Shares and Group Shares and Tax-Exempt Portfolio Shares are not included in the taxable income of the shareholder.

Special rules apply with respect to Subsidiary Shares and Group Shares in order to prevent exemption through certain holding company structures just as other anti-avoidance rules may apply. These rules will not be described in further detail.

Capital gains from the sale of Taxable Portfolio Shares admitted to trading on a regulated market are taxable at a rate of 22% irrespective of ownership period. Losses on such shares are generally deductible. Gains and losses on Taxable Portfolio Shares admitted to trading on a regulated market are taxable according to the mark-to-market principle (in Danish “lagerprincippet”).

According to the mark-to-market principle, each year’s taxable gain or loss on Taxable Portfolio Shares is calculated as the difference between the market value of the shares at the beginning and end of the tax year. Thus, taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized.

If the Taxable Portfolio Shares are sold or otherwise disposed of before the end of the income year, the taxable income of that income year equals the difference between the value of the Taxable Portfolio Shares at the beginning of the income year and the value of the Taxable Portfolio Shares at realization. If the Taxable Portfolio Shares are acquired and realized in the same income year, the taxable income equals the difference between the acquisition sum and the realization sum. If the Taxable Portfolio Shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the shares at the end of the income years.

A change of status from Subsidiary Shares/Group Shares/Tax-Exempt Portfolio Shares to Taxable Portfolio Shares (or vice versa) is for tax purposes deemed to be a disposal of the shares and a reacquisition of the shares at market value at the time of change of status.

Special transitional rules apply with respect to the right to offset capital losses realized by the end of the 2009 income year against taxable gains on shares in the 2010 income year or later.

Dividends (Individuals)

Dividends paid to individuals who are tax residents of Denmark are taxed as share income, as described above. All share income must be included when calculating whether the amounts mentioned above are exceeded. Dividends paid to individuals are generally subject to 27% withholding tax.

Dividends (Companies)

Dividends paid on both Tax-Exempt and Taxable Portfolio Shares are subject to the standard corporation tax rate of 22% irrespective of ownership period.

The withholding tax rate is 22%. A claim for repayment must be filed within two months. Otherwise, the excess tax will be offset in the corporation income tax for the year. However, the withholding rate on dividends from Tax-Exempt Portfolio Shares is as of January 1, 2016 reduced to 15.4% if certain documentation requirements are met.

Dividends received on Subsidiary Shares and Group Shares are tax-exempt irrespective of ownership period.

Taxation of Shareholders Residing Outside Denmark

Sale of the ADSs (Individuals and Companies)

Holders of the ADSs not resident in Denmark are normally not subject to Danish taxation on any gains realized on the sale of shares, irrespective of the ownership period, subject to certain anti-avoidance rules seeking to prevent that taxable dividend payments are converted to tax exempt capital gains. If an investor holds the ADSs in connection with a trade or business conducted from a permanent establishment in Denmark, gains on shares may be included in the taxable income of such activities pursuant to the rules applying to Danish tax residents as described above.

Dividends (Individuals)

Under Danish law, dividends paid in respect of shares are generally subject to Danish withholding tax at a rate of 27%. Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States, Switzerland and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% tax rate.

Credit under Danish Tax Law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) of the company and the shareholder is tax resident in a state which has a double tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are subject to tax at a rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, why the shareholder must also claim a refund as described above in order to benefit from the reduced rate.

In addition, there is a special tax regime that applies to dividends distributed to individuals residing in certain countries, such as the United States, the United Kingdom, Belgium, Canada, Greece, the Netherlands, Ireland, Luxembourg, Norway, Switzerland, Sweden and Germany. This special tax regime provides that taxes on dividends may be withheld at the applicable tax rate specified in the relevant tax treaty. In order to qualify for the application of this special tax regime, an eligible holder of shares must deposit his shares with a Danish bank, and the shareholding must be registered with and administered through VP Securities A/S.

Where a non-resident of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Dividends (Companies)

Dividends from Subsidiary Shares are exempt from Danish withholding tax provided the taxation of the dividends is to be waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the jurisdiction in which the company investor is resident. If Denmark is to reduce taxation of dividends to a foreign company under a tax treaty, Denmark will not—as a matter of domestic law—exercise such right and will in general not impose any tax at all. Further, dividends from Group Shares—not also being Subsidiary Shares—are exempt from Danish withholding tax provided the company investor is a resident of the European Union or the EEA and provided the taxation of dividends should have been waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the country in which the company investor is resident had the shares been Subsidiary Shares.

Dividend payments on both Tax-Exempt and Taxable Portfolio Shares will generally be subject to withholding tax at a rate of 27% irrespective of ownership period. If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% rate.

Credit under Danish Tax law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) in the company and the shareholder is resident in a jurisdiction which has a double taxation treaty or an international agreement, convention or other administrative agreement on assistance in tax according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are generally subject to a tax rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, hence, in this situation the shareholder must also in this situation claim a refund as described above in order to benefit from the reduced rate.

Where a non-resident company of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Share Transfer Tax and Stamp Duties

No Danish share transfer tax or stamp duties are payable on transfer of the shares.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, or the Medicare contribution tax on net investment income, are not discussed. This summary applies only to investors who hold the ADSs as capital assets (generally, property held for investment) and who have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and the income tax treaty between the United States and Denmark, or the Treaty, all as in effect as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances or to holders subject to particular rules, including:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding the ADSs as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities, commodities or currencies;

•	partnerships, S corporations, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons who acquired the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons that own or are deemed to own 10% or more of our voting stock;

•	persons that hold their ADSs through a permanent establishment or fixed base outside the United States; and

•	persons deemed to sell our ADSs under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds the ADSs, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding the ADSs and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for the U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs

Subject to the Passive Foreign Investment Company, or PFIC, rules discussed below, the gross amount of any distribution to you with respect to the ADSs will be included in your gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in the ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect a distribution will generally be reported as ordinary dividend income for such purposes. Any dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If we are eligible for benefits under the Treaty, dividends a U.S. Holder receives from us generally will be “qualified dividend income.” If certain holding period and other requirements, including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year, are met, qualified dividend income of an individual or other non-corporate U.S. Holder generally will be subject to preferential tax rates. You should consult your tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

As discussed in “Taxation—Danish Tax Considerations,” payments of dividends by us may be subject to Danish withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Treaty is reduced to a maximum of 15%. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Danish taxes withheld by us, and as then having paid over the withheld taxes to the Danish taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to the discussion of the PFIC rules below, any tax withheld with respect to distributions on the ADSs at the rate applicable to a U.S. Holder may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs generally will constitute “passive category income” or “general category income.” The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Disposition of the ADSs

Subject to the PFIC rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) on the disposition of the ADS and your tax basis (in U.S. dollars) in the ADS. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the ADS for more than one year at the time of sale, exchange or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisor regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of the ADSs and the value and composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2015. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you we will not be a PFIC for any taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs, our PFIC status will depend in large part on the market price of the ADSs, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any year during which you hold the ADSs, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs you hold. If such election is made, you will be deemed to have sold the ADSs you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an excess distribution. Under these special tax rules, if you receive any excess distribution or realize any gain from a sale or other disposition of the ADSs:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs,

•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if you hold the ADSs as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own your proportionate share of any such lower-tier PFIC, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any “excess distribution” described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If you make a mark-to-market election for the ADSs, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except the lower applicable tax rate for qualified dividend income would not apply. If we cease to be a PFIC when you have a mark-to-market election in effect, gain or loss realized by you on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “Taxation of Disposition of the ADSs.”

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs have been approved for listing on The NASDAQ Global Select Market and, accordingly, provided the ADSs are regularly traded, if you are a holder of ADSs, the mark-to-market election would be available to you if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. A U.S. Holder should consult its tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund election” to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ADSs.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange or other disposition of the ADSs may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Reporting Requirements

Tax return disclosure obligations (and related penalties for failure to disclose) apply to certain U.S. Holders who hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the ADSs. U.S. Holders should consult their tax advisors regarding the possible implications of these tax return disclosure obligations.

PLAN OF DISTRIBUTION

We may sell the ordinary shares (or ADSs representing such shares) from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The ordinary shares (or ADSs representing such shares) may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell ordinary shares (or ADSs representing such shares) covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such ordinary shares (or ADSs representing such shares), including the offering price of the ordinary shares (or ADSs representing such shares) and the proceeds to us.

Offers to purchase the ordinary shares (or ADSs representing such shares) being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our ordinary shares (or ADSs representing such shares) will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the ordinary shares (or ADSs representing such shares) being offered by this prospectus, the ordinary shares (or ADSs representing such shares) will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the ordinary shares (or ADSs representing such shares) being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the ordinary shares (or ADSs representing such shares), we or the purchasers of ordinary shares (or ADSs representing such shares) for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the ordinary shares (or ADSs representing such shares) to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase ordinary shares (or ADSs representing such shares) as a principal, and may then resell the ordinary shares (or ADSs representing such shares) at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the ordinary shares (or ADSs representing such shares) may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The ADSs, representing our ordinary shares, are traded on The NASDAQ Global Select Market under the symbol “ASND”. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the ordinary shares (or ADSs representing such shares) by bidding for or purchasing ordinary shares (or ADSs representing such shares) in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if ordinary shares (or ADSs representing such shares) sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the ordinary shares (or ADSs representing such shares) at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

EXCHANGE CONTROLS

There are no laws or regulations in Denmark that restrict the export or import of capital (except for certain investments in certain domains in accordance with applicable resolutions adopted by the United Nations or the European Union), including, but not limited to, foreign exchange controls, or which affect the remittance of dividends, interest or other payments to non-resident holders of our ordinary shares.

VALIDITY OF THE SECURITIES

The validity of the issuance of the shares offered in this prospectus and certain other matters of Danish law will be passed upon for us by Mazanti-Andersen Korsø Jensen, Advokatpartnerselskab, Copenhagen, Denmark.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and in our Form 6-Ks incorporated by reference into this prospectus, no reportable material changes have occurred since December  31, 2015.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, have been audited by Deloitte Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Statsautoriseret Revisionspartnerselskab are located at Weidekampsgade 6, 2300 Copenhagen, Denmark.

ENFORCEMENT OF CIVIL LIABILITIES

Ascendis Pharma A/S, as well as its subsidiaries Ascendis Pharma, Ophthalmology Division A/S, Ascendis Pharma, Endocrinology Division A/S, Ascendis Pharma, Osteoarthritis Division A/S and Ascendis Pharma, Circulatory Diseases Division A/S, are organized under the laws of Denmark, its wholly owned subsidiary Ascendis Pharma GmbH is incorporated under the laws of Germany, and its wholly owned subsidiary Ascendis Pharma, Inc. was formed under the laws of the State of Delaware, United States. Substantially all of our assets are located outside the United States. On a combined basis, the majority of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States does not have a treaty with Denmark or Germany providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by a United States court based on civil liability may not be directly enforceable in Denmark or Germany. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States will neither be recognized nor enforced by a Danish court but such judgment may serve as evidence in a Danish court. In addition, the final judgment of a United States court may be recognized and enforced in Germany in compliance with certain requirements including petitioning a German court to enforce such judgment.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our web site address is www.ascendispharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2015, filed by us with the SEC on April 15, 2016 (File No. 001-36815).

•	Our Reports on Form 6-K furnished by us with the SEC on March 18, 2016 and May 12, 2016 (File No. 001-36815).

•	The information contained in Exhibits 99.1 and 99.2 our Report on Form 6-K furnished by us with the SEC on May 19, 2016 (File No. 001-36815).

•	The description of our Ordinary Shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-36815), filed by us with the SEC under Section 12(b) of the Exchange Act, on January 26, 2015, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Ascendis Pharma A/S

Tuborg Boulevard 5

DK-2900 Hellerup, Denmark

+45 36 94 44 86

Attention: Investor Relations

EXPENSES

The following table sets forth the expenses, other than any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part. All amounts are estimated other than the SEC registration fee.

SEC registration fee		$25,175
FINRA filing fees		38,000
The NASDAQ Global Market Listing Fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided in a prospectus supplement or in a report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

According to the Danish Companies Act, the general meeting is allowed to discharge the Registrant’s board members and members of the Registrant’s senior management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of the Registrant’s senior management from liability to the Registrant; however, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, the Registrant intends to enter, or has entered, into agreements with its board members and members of its senior management, pursuant to which, subject to limited exceptions, the Registrant will agree, or has agreed, to indemnify such board members and members of its senior management from civil liability, including (i) any damages or fines payable by them as a result of an act or failure to act in the exercise of their duties currently or previously performed by them; (ii) any reasonable costs of conducting a defense against a claim; and (iii) any reasonable costs of appearing in other legal proceedings in which such individuals are involved as current or former board members or members of senior management.

There is a risk that such agreement will be deemed void under Danish law, either because the agreement is deemed contrary to the rules on discharge of liability in the Danish Companies Act, as set forth above, because the agreement is deemed contrary to sections 19 and 23 of the Danish Act on Damages, which contain mandatory provisions on recourse claims between an employee (including members of the Registrant’s senior management) and the Registrant, or because the agreement is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, the Registrant provides its board members and senior management with directors’ and officers’ liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to board members and senior management or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

(a)	Exhibits

A list of exhibits filed with this registration statement on Form F-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 10.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

(A) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended,, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended,, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hellerup, Denmark, on May 20, 2016.

ASCENDIS PHARMA A/S

By:	/s/ Jan Møller Mikkelsen
Name:	Jan Møller Mikkelsen
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jan Møller Mikkelsen and Michael Wolff Jensen, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Møller Mikkelsen Jan Møller Mikkelsen	President, Chief Executive Officer, Board Member and Executive Director (Principal Executive Officer)	May 20, 2016

/s/ Peter Rasmussen Peter Rasmussen	Vice President, Finance (Principal Financial and Accounting Officer)	May 20, 2016

/s/ Michael Wolff Jensen Michael Wolff Jensen, L.L.M.	Chairman of the Board of Directors	May 20, 2016

/s/ Albert Cha Albert Cha, M.D., Ph.D.	Board Member	May 20, 2016

/s/ James I. Healy James I. Healy, M.D., Ph.D.	Board Member	May 20, 2016

/s/ Martin Olin Martin Olin	Board Member	May 20, 2016

/s/ Jonathan T. Silverstein Jonathan T. Silverstein, J.D.	Board Member	May 20, 2016

Signature	Title	Date

/s/ Rafaèle Tordjman Rafaèle Tordjman, M.D., Ph.D.	Board Member	May 20, 2016

/s/ Martin Auster Martin Auster, M.D.	Authorized Representative in the United States	May 20, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference to Filings Indicated				Provided Herewith
		Form	File No.	Exhibit No.	Filing Date

1.1*	Underwriting Agreement.

4.1	Articles of Association, currently in effect (English translation).	6-K	001-36815	1.1	5/12/2016

4.2	Deposit Agreement dated January 27, 2015 among Ascendis Pharma A/S The Bank of New York Mellon and Owners and Holders of American Depositary Shares.	F-3	333-209336	4.2	2/2/2016

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1	Opinion of Mazanti-Andersen Korsø Jensen.					X

8.1	Tax Opinion of Mazanti-Andersen Korsø Jensen.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Mazanti-Andersen Korsø Jensen (included in Exhibit 5.1).					X

23.3	Consent of Mazanti-Andersen Korsø Jensen (included in Exhibit 8.1).					X

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).					X

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.